Exhibit 16.1

June 30, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sorrento Therapeutics, Inc.’s Form 8-K dated June 30, 2020, and have the following comments:

1. We agree with the statements made in the second, third, fourth and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP